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                                                                 Exhibit 99.1


INFORMATION FOR RELEASE


                                                        GAYLORD ENTERTAINMENT


For Immediate Release


                GAYLORD ENTERTAINMENT ANNOUNCES MERGER OF CABLE
                    NETWORK OPERATIONS WITH WESTINGHOUSE/CBS


NASHVILLE, TN, FEBRUARY 10, 1997 -- Gaylord Entertainment Company (NYSE:GET) and Westinghouse Electric Corporation (NYSE:WX) today announced that they have entered into a definitive agreement whereby Westinghouse/CBS will acquire Gaylord Entertainment's two major cable networks -- The Nashville Network (TNN) and Country Music Television (CMT) U.S. and Canada operations -- along with a number of related properties.

Gaylord Entertainment shareholders will receive $1.55 billion in Westinghouse common stock and Westinghouse/CBS will transfer to Gaylord Entertainment the one-third interest it currently holds in CMT International. The transaction is intended to be tax-free to Gaylord Entertainment and its shareholders.

"Westinghouse/CBS is taking ownership of two of the most valuable cable networks in the industry," and Edward L. Gaylord, Chairman of Gaylord Entertainment. "For some time we have seen consolidation in the cable broadcasting industry. Our judgment is that further growth of TNN and CMT can best be served as part of a larger media company that can use its leverage to help take these country music and country lifestyle networks to an even higher level of visibility."

The transaction will take place in two steps. First, Gaylord Entertainment will restructure its operations so that its current entertainment and broadcasting business, plus the operations of CMT International, are held in a separate subsidiary, Stock of the subsidiary will be spun off to Gaylord Entertainment shareholders, who will receive one share in the new company for every three shares of current Gaylord Entertainment stock. Then, the remaining operations of Gaylord Entertainment, consisting primarily of TNN and CMT U.S. and Canada, will be merged into Westinghouse/CBS. In the merger, Gaylord Entertainment shareholders will receive shares of Westinghouse common stock valued at the agreed-upon transaction amount of $1.55 billion, at a per share exchange ratio to be determined based on the market price of Westinghouse stock at the time of the transaction.


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ONE GAYLORD DRIVE
NASHVILLE, TENNESSEE 37214
TELEPHONE 615-316-6000


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Upon completion of the transaction, the remaining Gaylord Entertainment will have a strong balance sheet, with over $1 billion in assets and stockholders' equity of more than $500 million. The company's major assets will include the Grand Ole Opry, the most famous platform for country music in the nation, the Opryland Hotel Convention Center, the largest hotel convention center under one roof in the world, broadcasting operations comprised of Dallas CBS-affiliate station KTVT and Seattle based KSTW-TV, (soon to be sold to Cox Broadcasting, Inc.) and three Nashville-based radio stations, as well as its ongoing interests in country and Christian music publishing and recording with the Opryland Music Group and Word Records and Music. CMT International -- which is comprised of CMT Europe, CMT Asia and CMT Latin America -- and Z Music Television are the Company's remaining cable networks.

"We are starting a new era for Gaylord Entertainment Company," said E.W. Wendell, President and Chief Executive Officer, of Gaylord Entertainment. "We will remain an entertainment company that creates programming and entertainment that reflects the wholesome values of the traditional American family while maintaining the Company's roots in country music and country lifestyle entertainment.

"This acquisition is an important strategic move that expands the reach and scope of our media businesses into the high-growth multichannel segment and immediately adds to shareholder value," said Michael H. Jordan, Chairman and Chief Executive Officer of Westinghouse.

"Our ownership of TNN and CMT will make us key players in country music and country lifestyle businesses, cable programming, and multichannel distribution. With these new properties we see opportunities to expand those franchises, to develop programming jointly for broadcast and cable, and to cross-promote all our media properties."

The transaction is expected to be completed later this year and is subject to customary conditions, including the receipt of FCC and other regulatory approvals, the receipt of a ruling from the Internal Revenue Service and the approval of Gaylord Entertainment's shareholders.

As part of the transaction, Edward L. Gaylord, Chairman of Gaylord Entertainment, members of his family and certain shareholders, who together hold in excess of 60% of the voting power of Gaylord Entertainment's outstanding stock, have agreed to support the transaction.

TNN currently reaches over 70 million households, while CMT's subscriber base has quadrupled, to nearly 38 million households, over the last six years. The other assets to be merged into Westinghouse/CBS include CMT Canada, a joint venture with Shaw Cable of Canada, several cable production companies and NASCAR Thunder, a chain of NASCAR-themed retail stores.

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David Hall, currently President of Gaylord Communications Group, which is comprised of Gaylord Entertainment's six cable networks, three radio stations and two television stations, will join CBS Cable as President, TNN and CMT.

Gaylord Entertainment Company creates programming and entertainment that reflects the wholesome values of the traditional American family while maintaining the Company's roots in country music and country lifestyle entertainment. The Company has interests in the hospitality, music, broadcasting and cable businesses. Its hospitality and family-entertainment group includes the Grand Ole Opry, Opryland Hotel, Opryland park and other properties. Music operations include Opryland Music Group and Word Records and Music. The Company also owns CBS-affiliated television stations in Dallas and Seattle, three radio stations and the CMT Europe, CMT Asia, CMT Latin America and Z Music Television cable networks.











Contacts:   Alan Hall/Gaylord Entertainment  615-316-6551
            Jack Bergen/Westinghouse         212-975-3835